Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Endologix, Inc. of our report dated August 11, 2010 relating to the financial statements of Nellix, Inc. as of December 31, 2009 and for the period from inception through December 31, 2009 which appears in the Current Report on Form 8-K/A of Endologix, Inc. filed on January 10, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Roberto M. Maragoni, CPA

Roberto M. Maragoni, CPA

Berger Lewis Accountancy Corporation

San Jose, California

January 7, 2011